Exhibit 99.3

Ouster To Combine with Colonnade Acquisition Corp.

December 22, 2020

Corporate Speakers:

•	Remy Trafelet; Colonnade Acquisition Corp.; Chief Executive Officer

•	Angus Pacala; Ouster; Chief Executive Officer

•	Anna Brunelle; Ouster; Chief Financial Officer

PRESENTATION

Operator Opening Remarks: Welcome to the Ouster and Colonnade Acquisition Corp. business combination conference call. Before we begin, I would like to note that this call may contain forward-looking statements, including Colonnade’s and Ouster’s expectations of future financial and business performance and conditions, the industry outlook and the timing and completion of the transaction. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, and they are not guarantees of performance. You are encouraged to read the press release issued today, the accompanying presentation that is available on Ouster’s website and Colonnade’s filings with the SEC for a discussion of the risks that can affect the business combination and the business of Ouster after completion of the proposed transaction.

On the conference call today is Remy Trafelet, Chief Executive Officer of Colonnade Acquisition Corp. Angus Pacala, Chief Executive Officer of Ouster and Anna Brunelle, Chief Financial Officer of Ouster.

I would now like to introduce Remy Trafelet.

Remy Trafelet, Chief Executive Officer of Colonnade Acquisition Corp.:

Good morning everyone and thank you for joining us. My name is Remy Trafelet, and I am the Chief Executive Officer of Colonnade Acquisition Corp. We are extremely excited to share with you the proposed business combination between Colonnade and Ouster.

The team at Colonnade was fortunate enough to have met Angus and the Ouster team before they officially embarked on the SPAC process for their next round of financing. From our very first meeting, we were immediately impressed with the technology, opportunity and the management team.

Our objective was to find an exceptionally attractive long-term investment opportunity, led by a world class management team underpinned by incredible growth potential. We believe Ouster has these attributes, and represents a unique investment proposition as the only, truly digital lidar company. Before I hand it over to the management team, I’d like to leave you with a couple high level points on our investment thesis.

First, we have a high degree of confidence in the trajectory of the Company, as they are already selling real products to real customers. These products are in use today, and the market opportunity in front of them is substantial. While the automotive sector is very important to Ouster, the Company has additionally penetrated the industrial, infrastructure and robotics markets as a result of their all-digital platform which is more cost effective, while delivering superior performance.

Second and critical to Colonnade’s philosophy is to invest in management teams. Angus and his co-founder, Mark Frichtl, have been as thoughtful about the technology as they have been about developing their long-term business plan. Angus and Mark are two of the most seasoned veterans in the Lidar industry, and that has allowed them to leapfrog the transition from analog, directly to a truly digital platform. This transition to digital, as we all know from seeing it in other industries, has repeatedly allowed for lower production costs with higher performance.

This degree of improved cost and performance is the key attribute to Ousters ability to go beyond the auto industry, into the industrial and infrastructure markets. The third point to our investment case is our high degree of confidence in the financial model. The main reason for our conviction is that the basis of the model is not a magical TAM number with a projected penetration rate that is extrapolated to a revenue target in the distant future.

Ouster’s financial model was built from the bottom up, customer by customer from its pool of hundreds of customers across 50 countries. That makes us extraordinarily confident in what we will present to you today. The last point is on the valuation side. While this transaction is very attractive on a relative basis, it is more importantly, extremely attractive on an absolute basis.

At Colonnade, we are long-term fundamental investors focused on absolute returns, and if you look at this on an absolute basis the valuation is at six times enterprise value to 2024 projected EBITDA.

This transaction will enable Ouster to accelerate its growth, and further develop its advantage in the market. The additional capital from this deal will provide Ouster a platform to drive growth and emerge as the market leader in the rapidly expanding lidar industry.

For all of these reasons, we are extremely excited to partner with Ouster and to be investors in this compelling long-term opportunity. With that, I will turn it over to Angus to walk you through the Ouster business plan in greater detail.

Angus Pacala, Chief Executive Officer of Ouster: Thanks, Remy and thanks to all of you for taking the time to get to know Ouster. We are incredibly excited to take the next step in our evolution by combining with Colonnade Acquisition Corp. Since inventing our high-performance digital lidar in 2015, Ouster has revolutionized digital technology, creating a digital solution that is fundamentally different from existing offerings.

At Ouster, we are building the eyes of autonomy. My co-Founder Mark Frichtl and I share a vision that autonomy is a revolution that spans industries. Autonomy is not only for cars; it is much bigger than that. Today, autonomy is global and multi-market in scale, and we believe we can win all the markets that autonomy touches with the right combination of technology, strategy, and team.

We envision lidar being on every moving object on earth and every piece of intelligent infrastructure. This is reflected in the tens of millions of units of potential demand across 14,000 prospective customers by 2025 in our four key verticals: 1) industrial automation; 2) smart infrastructure; 3) Robotics; and 4) automotive.

We believe our technology and products are unlocking multiple billion-dollar markets, inside and outside of automotive. We see a future where lidar is ubiquitous, with useful and affordable 3D perception built into every moving robot, vehicle, and drone, as well as every factory, stoplight, and airport terminal — to name just a few.

Ouster has been selling products to a wide variety of use cases for the past two years, and today we serve a diverse and rapidly growing customer base with over 450 customers this year spanning 50 countries, including over 250 new revenue-generating customers so far this year. While that alone separates us from most other lidar companies today, the root of our differentiation is our technology: our digital lidar.

Digital lidar is built on the idea that you can consolidate all of the important functionality of a lidar sensor into semiconductors fabricated in a standard CMOS process, which puts our products on a radically different price/performance improvement curve than what is possible with any other approach.

Our digital lidar is made up of widely-commercialized VCSEL lasers, which are compact enough to fit thousands of lasers on a single die, and a digital CMOS receiver – our system on chip, or SOC. This SOC, is developed in house and mass-produced in a standard silicon CMOS process. It counts over 1 billion photons per second with a natively digital output, and also handles the logic and signal processing that run the sensor.

The result is a low-cost, highly-scalable technology that aligns lidar performance with Moore’s Law and gives us a roadmap for many years of rapid improvement and cost reduction ahead. As has been the case in so many other markets over time – cameras, GPS, GPUs, cellular modems – we believe harnessing Moore’s Law with our digital lidar is the key to winning in the lidar market.

Ouster’s technology is protected by a comprehensive suite of patents. We have 29 patents granted covering over 20 invention families, and we have over 100 patent applications pending worldwide. We believe our extensive IP coverage solidifies our market-leading position and makes it exceptionally difficult for our competitors to copy our approach.

The flexibility of Ouster’s product architecture also allows for it to be adopted across large and diverse end markets. While many of you are familiar with lidar’s role in automotive, there are an expected 14,000 potential customer targets by 2025 outside of automotive in the industrial, robotics, and smart infrastructure industries.

Together, we estimate that these markets are ten times the TAM of automotive and believe that we are well-positioned to scale quickly with stickier customers and higher average selling price and margins. And with our lower-cost, high-performance digital lidar, we have shown we can take market share from incumbent technologies.

We also have a significant presence in automotive, comprising almost one third of our total revenues today. Despite performance being the primary focus of the industry in the near term, the reality is that winners in automotive will be determined by price. On this, we believe Ouster has a fundamental advantage. Leveraging our common architecture with two flexible platforms, we believe Ouster’s digital lidar positions us to dominate the price-performance curve.

Before turning it over to Anna, let me leave you with a few thoughts around our business philosophy. At Ouster, we are taking a fundamentally different approach to lidar. We are the first in the industry to commercialize a CMOS based lidar at scale with our digital system on chip. Use of CMOS technology is a strategy that has underpinned the dominant players in numerous technology categories for the past half century – from CPUs to cameras. Our patented CMOS technology brings down costs and an exponential roadmap. It is the only technology that has been able to do this consistently—so consistently that there is a law for it—Moore’s Law. And you don’t bet against Moore’s Law.

Now let me turn it over to Anna to provide some comments on the financials. Anna?

Anna Brunelle, Chief Financial Officer of Ouster: Thank you, Angus. Let me take a moment to share a few high-level points on Ouster’s financials.

To begin, I want to briefly touch on our top line and our commitment to accelerating sales growth across our diversified end markets. We expect to deliver a forecasted compound annual growth rate of 143% through 2025 driven by a diverse customer base. Today, we service over 450 plus customers across four key verticals that Angus touched upon earlier. This established customer base drives a “bottoms-up” model, with no customer forecasted to contribute more than 5% of revenues.

This means that our projections have no near-term reliance on the Advanced driver-assistance systems, or ADAS, automotive market, which we believe will be the most competitive and price sensitive. Rather, the lion’s share of our revenue will come from our other end markets – industrial automation, robotics and smart infrastructure, where we are a market leader today, where we have design wins today and where we believe no one else can effectively compete with us.

We also have scale, which in turn drives manufacturing efficiencies. When looking at unit volumes, you can see that our growth is compounding today – 218% forecasted through 2025. Again, we are not reliant on ADAS auto volumes, which we expect won’t begin to ramp until 2025. By then, we expect to be selling 700,000 total units annually across multiple markets. Our plan is to scale our manufacturing in these markets, now, and meet the auto market at the right time in the future.

We feel strongly that autonomy applies everywhere, to all markets and our approach is about making it affordable. The simplicity of our digital product allows us to better drive scale and simplify our supply chain through the use of common components, which we expect to drive continued margin improvements.

More importantly, we are already gross margin positive. We sell our products in the market today with positive unit economics. As we increase volumes, we will move down the cost curve, and be able to bring down average selling price which means we can drop price where needed in competitive markets. As a result, we will have both price and performance that no one else can match.

So, what does all this mean for profitability? As Angus noted, we believe the shift to digital lidar will drive a step change in cost. We set out to make our lidar the low cost, ubiquitous leader. We turned gross margin positive in Q2 of 2020 and when we get to 2023 and beyond, we project our unit economics will drive substantial gross profit.

We believe what differentiates us is that we are already selling existing products and have hundreds of customers in multiple markets that are still developing. We are not waiting for a handful of OEMs in the ADAS automotive market, but rather pursuing a multi-market strategy with viable supply chains and a diverse product offering.

From an EBITDA perspective, we expect to be EBITDA positive by 2023. The $265 million in expected proceeds from this transaction that Remy discussed earlier are expected to cover our operations and growth investments so that we will be sufficiently funded through 2023.

More specifically, we plan to use proceeds from the transaction across three areas. First, we will look to build out our sales teams to enable broader reach into the more than 14,000 potential customers across our end markets by 2025. Second, we will increase investments in software development to not only add an adjacent revenue stream, but to allow customers to adopt our tech faster. And third, we will look to accelerate our hardware roadmap through increased investments in R&D aimed at shortening chip design cycles from two years to one and widening Ouster’s technology mote.

In all, we are excited about the opportunity ahead of Ouster. We feel great about our competitive advantage and believe we will have a strong business in multiple markets where we can scale today. Let me now turn the call back over to Angus for closing remarks.

Angus Pacala, Chief Executive Officer of Ouster: Thank you, Anna. As the low-cost, high-performance solution, Ouster is poised to play a key role in the autonomy revolution as we drive toward a safer, cleaner, more efficient world. We are excited to partner with Remy and the rest of the Colonnade team. They bring strong financial and operating knowledge to our side, and we look forward to closing this transaction in the first half of 2021. Thank you everyone for your time and interest.

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